Exhibit 99.1

             DPL Inc. Comments on Timing for 10-K Filing

    DAYTON, Ohio--(BUSINESS WIRE)--March 30, 2004--DPL Inc. (NYSE:DPL) said today that the Audit Committee of the Company's Board of Directors is expected to complete its review of the previously disclosed matters recently raised by a company employee as soon as practicable.
    As such, the Company will not timely file its annual report on Form 10-K for the year ending December 31, 2003. As previously reported, DPL expects that its 2003 financial statements will not differ materially from the Company's announced unaudited 2003 results.
    DPL said that the delay in obtaining certified financial statements constitutes an event of default under its term loan and revolving credit facilities. However, the Company has obtained waivers from its lenders. No amounts are outstanding under such facilities and no amounts may be drawn prior to the filing of certified financials. The failure to deliver certified financial statements results in non compliance under the Company's other debt agreements but does not result in an immediate event of default.
    DPL said it has the liquidity and resources to meet its near term financial needs, including the redemption of its Senior Notes 6.82% Series due April 6, 2004. DPL has cash of approximately $590 million, which includes the $175 million obtained through a private placement of senior notes on March 25, 2004.

    About DPL

    DPL Inc. is a diversified, regional energy company. DPL's principal subsidiaries include The Dayton Power & Light Company (DP&L) and DPL Energy. DP&L provides electric services to over 500,000 retail customers in West Central Ohio. DPL Energy markets over 4,600 megawatts of generation capacity throughout the eastern United States. DPL Inc., through its subsidiaries, ranks among the top energy companies in generation efficiency and productivity. Further information on DPL Inc. can be found at www.dplinc.com.
    Certain statements contained in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Matters presented which relate to events or developments that are expected to occur in the future, including management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management's beliefs, assumptions and expectation of the Company's future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL's control. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

    CONTACT: DPL Inc.
             937-259-7208